Exhibit 3.3

OAKTREE REAL ESTATE INCOME TRUST, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: The charter of Oaktree Real Estate Income Trust, Inc., a Maryland corporation (the “Corporation”), is hereby amended by deleting existing Section 11.2 of Article XI in its entirety and substituting in lieu thereof a new Section 11.2 to read as follows:

Voting Rights of Stockholders. Subject to the mandatory provisions of any applicable laws or regulations, the Stockholders shall be entitled to vote only on the following matters: (a) election or removal of Directors, without the necessity for concurrence by the Board, as provided in Sections 11.1 hereof; (b) amendment of the Charter as provided in Article XIII hereof; (c) dissolution of the Corporation; (d) merger or consolidation of the Corporation, or the sale or other disposition of all or substantially all of the Corporation’s assets; and (e) such other matters with respect to which the Board of Directors has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Stockholders for approval or ratification. Without the approval of a majority of the Shares entitled to vote on the matter, the Board may not (i) amend the Charter to adversely affect the rights, preferences and privileges of the Stockholders; (ii) amend provisions of the Charter relating to Director qualifications, fiduciary duties, liability and indemnification, conflicts of interest, investment policies or investment restrictions; (iii) liquidate or dissolve the Corporation other than before the initial investment in Property; (iv) sell all or substantially all of the Corporation’s assets other than in the ordinary course of business or as otherwise permitted by law; or (v) cause the merger or reorganization of the Corporation except as permitted by law.

SECOND: The foregoing amendment to the charter of the Corporation was advised by the Board of Directors and approved by the sole stockholder of the Corporation as required by law.

THIRD: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 13th day of June, 2018.

ATTEST:	Oaktree Real Estate Income Trust, Inc.

/s/ Jordan Mikes	/s/ Manish Desai
Name: Jordan Mikes	Name: Manish Desai
Title: Secretary	Title: President